Exhibit 99
JOINT FILER INFORMATION



Name:	Wellington Hedge Management, Inc.


Address:	c/o Wellington Management Company, LLP
		75 State Street
		Boston, MA  02109

Designated Filer:	J. Caird Partners, L.P.


Issuer and Ticker Symbol:  New Frontier Energy, Inc. (NFEI)


Date:	November 7, 2005


Signature:


		By:_/s/                                              _
	Name:  	Sara Lou Sherman
	Title:	Vice President